FILED
2008 JUN 30 AM 10:01
SECRETARY OF STATE
TALLAHASSEE, FLORIDA

**ARTICLE OF AMENDMENTS**

**TO**

**ARTICLES OF INCORPORATION**

**OF**

**POP STARZ PUBLISHING CORP.**

Pursuant to the provisions of Section 607.1006, Florida Statutes, this Corporation adopts the following amendments to its Articles of Incorporation:

FIRST: Amendments adopted (designated by Article Number):

1. Amend "Article 1-Name as follows:

**ARTICLE 1 – NAME**

The name of the Corporation shall be Apollo Entertainment Group, Inc.

2. Amend "Article 5 – Officers" as follows:

**ARTICLE 5 – OFFICERS**

The officers of this corporation shall be:

President: Michelle Tucker
Vice President: Michelle Tucker
Secretary: Michelle Tucker
Treasurer: Michelle Tucker

whose address shall be the same as the principal office of the Corporation.

3. Amend "Article 6 – Directors" as follows:

**ARTICLE 6 – DIRECTOR**

Michelle Tucker

whose address shall be the same as the principal office of the Corporation.

4. Amend "Article 7 – Corporate Capitalization" as follows:

**ARTICLE 7 – CORPORATE CAPITALIZATION**

7.1 The maximum number of shares that this Corporation is authorized to have outstanding at any time is ONE HUNDRED MILLION (100,000,000) shares of common stock, each share having the par value of ONE CENT ($0.001).

SECOND:

The date of each amendment(s) adoption shall be June 24th 2008.

THIRD:

Adoption of Amendments:

The amendments were approved by the majority-in-interest of the shareholders of the Corporation, in accordance with the provisions set forth in the Articles of Incorporation of the Corporation. The number of shares casting votes for the amendments was sufficient for approval.

Signature: ______________________
Michelle Tucker, Director